Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Goldfield Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-72241) on Form S-8 of The Goldfield Corporation of our report dated March 26, 2013with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2012 and 2011, which report appears in the December 31, 2012 annual report on Form 10-K of The Goldfield Corporation.

/s/ KPMG LLP

Orlando, Florida
March 26, 2013
Certified Public Accountants